CONTACTS:
Ann Parker
Director of Corporate Communications
LodgeNet Entertainment Corporation
605-988-1000
communications@lodgenet.com
LODGENET PRESENTS AT
BEAR STEARNS 15th ANNUAL GLOBAL CREDIT CONFERENCE
Company Reaffirms Guidance and Provides Update on New Initiatives
     New York, NY — May 17, 2006 — LodgeNet Entertainment Corporation (NASDAQ: LNET), the world’s largest provider of interactive television and broadband solutions to hotels, presented today at the Bear Stearns 15th Annual Global Credit Conference, reaffirming guidance and providing updates on the company’s new initiatives, including healthcare and travel centers.
     During his presentation, LodgeNet President & CEO Scott C. Petersen said that the Company is making significant progress in two initiatives to leverage LodgeNet’s interactive television platform into vertical markets. “In healthcare, the 9 hospital installations to date are expected to generate $2.0 million of revenue with gross margins in the 50-55% range during 2006. Concurrently, we are working with IdleAire Technologies Corporation to deploy our interactive television services to travel centers they serve throughout the United States. With the first site successfully launched this week, IdleAire has increased its system orders for the year and we are now targeting 175 installed locations during 2006.” In both the healthcare and travel center markets, customers purchase LodgeNet’s interactive television platform, license its software, and contract with LodgeNet for a variety of entertainment options as part of the overall service offering.
     Petersen also reaffirmed the Company’s second quarter 2006 financial guidance. LodgeNet continues to expect revenue to be in a range from $70.0 million to $72.0 million and operating income from $6.0 million to $7.0 million. Adjusted Operating Cash Flow is expected to be in a range from $24.0 million to $25.0 million. Net Income (Loss) is expected to be $(0.5) million to $0.5 million or earnings per share of $(0.2) to $0.2.
     For 2006, LodgeNet anticipates net free cash flow of $16.0 to $19.0 million as compared to $12.8 million in 2005.
About LodgeNet
     LodgeNet Entertainment Corporation (www.lodgenet.com) is the world’s largest provider of interactive television and broadband solutions to hotels throughout the United States and Canada as well as select international markets. These services include on-demand movies, on-demand games, music and music videos, subscription sports programming and television on-demand programming, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive rooms and serves more than 6,000 hotel properties worldwide. LodgeNet estimates that during 2005 approximately 300 million domestic and international travelers had access to LodgeNet’s interactive television systems. In addition, LodgeNet is a leading innovator in the delivery of on-demand patient education, information and entertainment to healthcare facilities. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

Forward-Looking Statement
     Certain statements in this press release constitute “forward-looking statements”. When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues, competition from providers of similar services and from alternative systems for accessing in-room entertainment, changes in demand for our products and services, programming costs, availability, timeliness and quality; technological developments by competitors, developmental costs, difficulties and delays; relationships with clients and property owners, the availability of capital to finance growth, the impact of government regulations, potential effects of litigation, risks of expansion into new markets, risks related to the security of our data systems, and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based .
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